Exhibit 4.01

REGISTRATION RIGHTS AGREEMENT

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of November 18, 2010, among Ariba, Inc., a Delaware corporation (“Buyer”); Quadrem International Holdings, Ltd., a Bermuda exempted company (Registration No. EC28900) (the “Company”); and Charlotte, Ltd., a Bermuda exempted company (Registration No. EC 30460), as Stockholders’ Representative (the “Stockholders’ Representative”). Terms not otherwise defined herein have the meaning given to them in the Purchase Agreement (as defined below).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

WHEREAS, the Buyer, the Company and the Stockholders’ Representative are parties to the Stock Purchase Agreement dated November 18, 2010 (the “Purchase Agreement”) and the Company is sometimes referred to herein as the “Seller”; and

WHEREAS, it is contemplated that the Company shall give certain Company Stockholders the choice of receiving Buyer Shares issued to the Company pursuant to Section 2.01(a)(i) of the Purchase Agreement or proceeds from the Company’s sale of such Buyer Shares.

WHEREAS, in order to induce the Seller to enter into the Purchase Agreement, Buyer and the Seller concurrently entered into this Agreement to grant the Company the registration rights set forth herein with respect to the Buyer Shares issued to the Company pursuant to Section 2.01(a)(i) of the Purchase Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Registration Rights. The Buyer covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Anniversary Date” means the first anniversary of the date of this Agreement.

(c) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC.

(d) The term “Holders” means the Company and any assignee thereof in accordance with Section 1.9 hereof.

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Buyer Shares issued to the Company pursuant to Section 2.01(a)(i) of the Purchase Agreement, and (ii) any Buyer Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h) The term “Rule 144” shall mean Rule 144 under the Act (or any successor rule).

(i) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Shelf Registration.

(a) As soon as practicable after the date hereof, the Buyer will prepare and file with the SEC a registration statement on Form S-3 for the purpose of registering under the Securities Act all of the Registrable Securities for resale by, and for the account of, the Holders as selling stockholders thereunder (the “Shelf Registration Statement”). The Shelf Registration Statement shall permit the Holders to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registrable Securities. The Buyer agrees to use commercially reasonable efforts to cause the Shelf Registration Statement to become effective as soon as reasonably possible and, subject to Section 1.2(b), to remain effective until all of such Registrable Securities have been disposed of.

(b) The Buyer shall be required to keep the Shelf Registration Statement effective until such date that is the earlier of (i) the date as of which each Holder may sell all of the Registrable Securities without restriction pursuant to Rule 144 promulgated under the Securities Act, assuming that such Holder is not an affiliate of Buyer, or (ii) the date when all of the Registrable Securities registered thereunder shall have been sold pursuant to the Shelf Registration Statement or Rule 144. Thereafter, the Buyer shall be entitled to withdraw the Shelf Registration Statement and the Holders shall have no further right to offer or sell any of the Registrable Securities pursuant to the Shelf Registration Statement (or any prospectus relating thereto).

1.3 Obligations of the Buyer. Except as otherwise expressly provided herein, and in addition to its obligations in Section 1.2, the Buyer shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(b) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(c) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d) notify the Holders covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(e) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on the Nasdaq Stock Market, Inc. Global Market, the New York Stock Exchange or another market reasonably acceptable to the Company; and

(f) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Buyer shall be entitled to postpone or suspend the filing, effectiveness or use of, or trading under, any registration statement during any period when (i) the Buyer is not eligible to use Form S-3, (ii) the SEC or The Nasdaq Stock Market requests that the Buyer amend or supplement the Shelf Registration Statement or the prospectus included therein or requests additional information relating thereto, (iii) the SEC or The Nasdaq Stock Market issues a stop order or similar order suspending the effectiveness or restricting the use of the Shelf Registration Statement or initiates proceedings to issue a stop order or similar order, or (iv) the Board of Directors of the Buyer in good faith determines that the Shelf Registration Statement, the prospectus included therein, any amendment or supplement thereto or any document incorporated or deemed to be incorporated therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; provided, however, that the Buyer uses commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the such registration statement or amendment as shall be reasonably necessary to cure such untrue statement or omission, provided, however, that during any such period all executive officers and directors of the Buyer and all stockholders of the Buyer with similar registration rights are also prohibited from selling securities of the Buyer or (v) the Board of Directors of Buyer in good faith determines that the failure to so postpone or suspend would require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of Buyer and its stockholders; provided, however, that during any such period all executive officers and directors of Buyer and all stockholders of Buyer with similar registration rights are also prohibited from selling securities of Buyer; provided, further, however, that such postponement or suspension (A) shall not occur during the first forty (40) days after Closing, (B) shall not exceed a period of forty (40) days and (C) shall be exercised by Buyer not more than twice during the subsequent one hundred forty (140) day period (for a maximum of forty-five (45) days within such one hundred forty (140) day period), provided that the second period of postponement or suspension within such one hundred forty (140) day period shall not commence less than sixty (60) days after the end of the first period of postponement or suspension within such one hundred forty (140) day period. In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.3, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.4 Information from Holders. It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.5 Expenses of Registration. All expenses (other than (i) underwriting discounts and commissions relating to the Registrable Securities that are being sold by the Holders and (ii) fees of any counsel for the selling Holders) that are incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Buyer shall be borne by the Buyer.

1.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Buyer will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Buyer of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Buyer will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable to a person claiming indemnification in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that (i) occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter, controlling person or other aforementioned person that is claiming indemnification or (ii) incurs in reliance on financial statements of the Company or any of its Subsidiaries furnished to Buyer pursuant to the Purchase Agreement or derived by Buyer from such financial statements and included or incorporated by reference into the Shelf Registration Statement; provided, further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any such Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares of such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Buyer, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Buyer within the meaning of the Act, legal counsel and accountants for the Buyer, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation (i) occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or (ii) incurs in reliance on financial statements of the Company or any of its Subsidiaries furnished to Buyer pursuant to the Purchase Agreement or derived by Buyer from such financial statements and included or incorporated by reference into the Shelf Registration Statement; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.7(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.7(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.7 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.7(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by any Holder claiming indemnification in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to such Holder.

(f) The obligations of the Buyer and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.8 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Buyer to the public without registration, the Buyer agrees, to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Act and the 1934 Act;

(c) file with the SEC all reports and other documents required of the Buyer under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Buyer that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Buyer and such other reports and documents so filed by the Buyer, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration on or after the Anniversary Date.

1.9 Assignment of Registration Rights. The rights to cause Buyer to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) (i) by the Company to a successor in interest or liquidating trust established by the Company, (ii) by the Company, such successor in interest or such liquidating trust to any Company Stockholder or (iii) by a Company Stockholder to (A) a direct or indirect wholly-owned subsidiary of such Company Stockholder, (B) a parent of such Company Stockholder that directly or indirectly owns 100% of the equity of such Company Stockholder or (C) in the case of a Company Stockholder that is a natural person, to such Company Stockholder’s immediate family member (spouse or child) or trust for the benefit of such an immediately family member, provided that within five (5) business days prior to the effective date of such assignment: (a) the Company and Buyer are furnished with written notice of the name and address of such assignee and the Registrable Securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement (including the obligations of the assigning Company Stockholder hereunder with respect to such Registrable Securities) and to designate the Stockholders’ Representative as its exclusive representative, agent and attorney-in-fact pursuant to Section 9.04 of the Purchase Agreement, such written agreement to be reasonably satisfactory to the Company and Buyer.

1.10 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after two (2) years following the date of this Agreement, (ii) at such time as such Holder may sell all of its Registrable Securities with restriction pursuant to Rule 144 promulgated under the Securities Act or (iii) after such time at which such Holder receives freely-tradable securities in connection with any consolidation, reorganization or merger of the Buyer with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Buyer’s property or business.

2. Miscellaneous.

2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located within the City of New York in the State of New York, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 2.6 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or Proceeding, venue shall lie solely in the City of New York, New York.

2.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Remedies. Each Holder shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that the Holders are entitled to specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

2.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.6):

(a)	if to Buyer:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Attention: David Middler

Facsimile No.: (650) 390-1377

Telephone No.: (650) 390-1000

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California 94063

Attention: Brooks Stough

Telephone: (650) 463-5370

Facsimile No.: (650) 321-2800

(b)	if to the Company:

QUADREM INTERNATIONAL HOLDINGS LTD.

c/o Conyers Dill & Pearman Limited

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention: Christopher Page

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 198 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

(c)	if to the Stockholder’s Representative:

Charlotte, Ltd.

c/o Conyers Dill & Pearman Limited

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention: Christopher Page

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 198 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

2.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.8 Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Buyer, the Company and the Stockholder Representative. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

2.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such Provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

2.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

ARIBA, INC.

By:	/s/ David Middler
Name:	David Middler
Title:	Secretary and General Counsel

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

QUADREM INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Charles Jackson, Jr.
Name:	Charles Jackson, Jr.
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

CHARLOTTE, LTD.

By:	/s/ Brian Williams
Name:	Brian Williams
Title:	Director